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                                                                    EX-99.B15(a)

                                CLASS A SHARES

                               DISTRIBUTION PLAN

                 LifePath 2000, LifePath 2010, LifePath 2020,
                     LifePath 2030 and LifePath 2040 Funds
                          series of Stagecoach Trust


       WHEREAS, Stagecoach Trust (the "Trust") is an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

       WHEREAS, the Trust desires to establish a Distribution Plan (the "Plan") pursuant to Rule 12b-1 under the Act on behalf of the Class A Shares of the LifePath 2000, LifePath 2010, LifePath 2020, LifePath 2030 and LifePath 2040 Funds (the "Funds"), and the Board of Trustees has determined that there is a reasonable likelihood that the Plan will benefit the Funds and the holders of its Class A Shares;

       WHEREAS, the Plan becomes effective on the date upon which it is approved by "vote of a majority of the outstanding voting securities" (as defined below) of the shares of the Funds and a majority of the Trustees of the Trust, including a majority of the Qualified Trustees (as defined below), pursuant to a vote cast in person at a meeting (or meetings) called for the purpose of voting on the approval of the Plan;

       NOW, THEREFORE, the Funds hereby approve the establishment of the Plan in accordance with Rule 12b-1 under the Act on the following terms and conditions:

       Section 1. Pursuant to the Plan, each of the Funds may defray all or part of the actual cost of preparing and printing prospectuses and other promotional materials and of providing such prospectuses and other promotional materials to prospective shareholders of each Fund and may compensate the distributor or reimburse the distributor for compensation paid to selling agents for distribution-related or sales support services and may pay for any other activities primarily intended to result in the sale of Class A Shares of the Funds. Total payments under the Plan may not exceed .25% of the average daily net assets of the Class A Shares of each Fund on an annual basis.

       Section 2. The Plan (and each related Agreement) will, unless earlier terminated in accordance with its terms, remain in effect from year to year after the first anniversary of its effectiveness if such continuance is specifically approved at least annually by vote of a majority of both (a) the Trustees of the Trust and (b) the Qualified Trustees, cast in person at a meeting (or meetings) called for the purpose of voting on such approval.

       Section 3. The Trust shall provide to the Trust's Board of Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended by the Trust under the Plan and each related Agreement and the purposes for which such expenditures were made.

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       Section 4.  The Plan may be terminated at any time by vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities of the Class A Shares of each Fund.

       Section 5. All Agreements related to the Plan shall be in writing and shall be approved by vote of a majority of both (a) the Trustees of the Trust and (b) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such approval. Any Agreement related to the Plan shall provide:

   A. That such Agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities of the Class A Shares of each Fund, on not more than 60 days' written notice to any other party to the Agreement; and

   B. That such Agreement shall terminate automatically in the event of its "assignment" (as defined below).

       Section 6. The Plan may not be amended to increase materially the amount that may be expended by each Fund pursuant to the Plan without the approval by a vote of a majority of the outstanding voting securities of a Fund, and no material amendment to the Plan shall be made unless approved by vote of a majority of both (a) the Trustees of the Trust and (b) the Qualified Trustees, cast in person at a meeting (or meetings) called for the purpose of voting on such approval.

       Section 7. While the Plan is in effect, the selection and nomination of each Trustee who is not an "interested person" (as defined below) of the Trust shall be committed to the discretion of the Trustees who are not interested persons.

       Section 8. The Trust shall preserve copies of the Plan, each related Agreement and each report made pursuant to Section 6 hereof, for a period of not less than six years from the date of the Plan, such Agreement or such report, as the case may be, the first two years in an easily accessible place.

       Section 9. As used in the Plan, (a) the terms "assignment," "interested person" and "vote of a majority of the outstanding voting securities" shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemption as may be granted by the Securities and Exchange Commission and (b) the term "Qualified Trustees" shall mean the Trustees of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Plan or in any Agreements related to the Plan.


Effective Date of Plan:  February 1, 1995

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